Exhibit 99.1

Media Contact:

McCall Butler

Office: 917-209-5792

E-mail: mb8191@att.com

AT&T INC. ANNOUNCES PRICING OF PENDING ANY AND ALL TENDER OFFERS

Dallas, Tex., November 13, 2013 — AT&T Inc. (NYSE: T; “AT&T”) today announced the total consideration payable in connection with its previously announced tender offers (the “Any and All Tender Offers”), which commenced on November 5, 2013, to purchase any and all of the outstanding debt securities (the “Any and All Notes” and each a “series” of Any and All Notes) listed in the table below. The Any and All Tender Offers will expire today, November 13, 2013, at 5:00 p.m., New York City time, unless extended (such date and time, as the same may be extended, the “Any and All Expiration Date”). The Any and All Tender Offers are being made solely pursuant to the offer to purchase and related letter of transmittal, each dated November 5, 2013 (as they may be amended or supplemented, the “Tender Offer Documents”).

The table below sets forth the Total Consideration for each series of Any and All Notes. The reference yields listed in the table below are based on the bid-side price of the applicable reference security listed in the table below at 2:00 p.m., New York City time, today, as described in the Tender Offer Documents.

Any and All of the Outstanding Securities Listed Below

Title of Security	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Reference Yield	Fixed Spread (Basis Points)	Total Consideration (1)
7.12% Debentures due 2097	079857AF5	$293,144,000	2.875% due 5/15/43	3.864%	+ 245	$1,126.83
7% Debentures due 2095	079867AP2	$240,899,000	2.875% due 5/15/43	3.864%	+ 245	$1,107.94
6.65% Zero-to-Full Debentures due 2095	079867AS6	$268,962,000	2.875% due 5/15/43	3.864%	+ 245	$924.80
7.875% Debentures due 2030	079857AH1	$690,220,000	2.875% due 5/15/43	3.864%	+ 195	$1,214.69
6.875% Notes due 2031	079860AD4	$505,451,000	2.875% due 5/15/43	3.864%	+ 185	$1,129.08

6.550% Notes due 2034	079860AE2	$510,459,000	2.875% due 5/15/43	3.864%	+ 190	$1,093.97
6.875% Debentures due 2027	030955AJ7	$200,000,000	2.500% due 8/15/23	2.725%	+ 255	$1,156.31
6.55% Debentures due 2028	030955AN8	$400,000,000	2.500% due 8/15/23	2.725%	+ 255	$1,126.03
7.30% Debentures due 2026	454614AK4	$150,000,000	2.500% due 8/15/23	2.725%	+ 255	$1,186.15
7% Debentures due 2025	079867AM9	$300,000,000	2.500% due 8/15/23	2.725%	+ 235	$1,170.10
6.00% Notes due 2034	079860AK8	$528,871,000	2.875% due 5/15/43	3.864%	+ 185	$1,034.72
6.375% Debentures due 2028	079867AW7	$500,000,000	2.500% due 8/15/23	2.725%	+ 245	$1,121.57
6.800% Notes due 2036	00206RAB8	$267,870,000	2.875% due 5/15/43	3.864%	+ 180	$1,143.49
8.750% Senior Notes due 2031	00209AAF3	$896,496,000	2.875% due 5/15/43	3.864%	+ 130	$1,406.80
6.500% Notes due 2029	001957AW9	$263,472,000	2.875% due 5/15/43	3.864%	+ 140	$1,128.87

(1)	Per $1,000 principal amount of Any and All Notes.

Holders of Any and All Notes must validly tender and not validly withdraw their Any and All Notes at or prior to the Any and All Expiration Date to be eligible to receive the Total Consideration. Withdrawal rights for the Any and All Tender Offers will expire today, November 13, 2013, at 5:00 p.m., New York City time. Holders will also receive accrued and unpaid interest on Any and All Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date AT&T makes payment in same-day funds for such Any and All Notes, which date is anticipated to be November 14, 2013.

In addition to the Any and All Tender Offers, AT&T previously announced its pending tender offers (the “Maximum Tender Offers” and together with the Any and All Tender Offers, the “Tender Offers”) to purchase up to a maximum tender amount of nine series of securities specified in the Tender Offer Documents (collectively, the “Maximum Tender Offer Notes” and together with the Any and All Notes, the “Securities”). AT&T refers holders to the Tender Offer Documents for the complete terms of the Tender Offers.

Information Relating to the Tender Offers

Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are the lead dealer managers for the Tender Offers. Investors with questions regarding the Tender Offers may contact Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect) or J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4811 (collect). Global Bondholder Services Corporation is the tender and information agent for the Tender Offers and can be contacted at (866) 873-7700 (toll-free) or (212) 430-3774 (collect).

None of AT&T or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the applicable trustee with respect to any Securities is making any recommendation as to whether holders should tender any Securities in response to any of the Tender Offers, and neither AT&T nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Securities, and, if so, the principal amount of Securities to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Securities. The full details of the Tender Offers for the Securities, including complete instructions on how to tender Securities, are included in the Tender Offer Documents. Holders are strongly encouraged to read carefully the Tender Offer Documents, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they contain important information.

Holders may obtain a copy of the Tender Offer Documents, free of charge, from Global Bondholder Services Corporation, the tender and information agent in connection with the Tender Offers, by calling toll-free at (866) 873-7700 (bankers and brokers can call collect at (212) 430-3774). Holders are urged to carefully read these materials prior to making any decisions with respect to the Tender Offers.

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FORWARD-LOOKING STATEMENTS

Information set forth in this news release contains forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission and in the offering memorandum related to the Tender Offers. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.